Exhibit 3

Form of Nominee Agreement

PERSONAL AND CONFIDENTIAL

[Nominee]

[Nominee Address]

[Nominee Address]

[Nominee Address]

Dear Mr. [Nominee]:

This will confirm our understanding as of April [•], 2019, as follows:

You agree that you are willing, should we so elect, to become a member of a slate of nominees (the “Slate”) to be proposed by Water Asset Management, LLC or an affiliate thereof (the “Soliciting Party”), to stand for election as a director of Cadiz Inc., a Delaware corporation (the “Company”), in connection with a proxy solicitation (the “Proxy Solicitation”) to be conducted by the undersigned and certain other parties, or appointment or election by other means. You further agree to serve as a director of the Company if so elected or appointed. The undersigned agrees on behalf of the Soliciting Party to pay the costs of the Proxy Solicitation.

You understand that it may be difficult, and perhaps impossible, to replace a nominee who has agreed to serve on the Slate and, if elected, as a director of the Company if such nominee later changes his mind and determines not to serve on the Slate or, if elected, as a director of the Company. Accordingly, the undersigned is relying upon your agreement to serve on the Slate and, if elected, as a director of the Company. In that regard, you are being supplied with a questionnaire (the “Questionnaire”) in which you will provide the undersigned with information necessary for the Soliciting Party to make appropriate disclosure to the Company and to use in creating the Proxy Solicitation materials to be sent to stockholders of the Company and filed with the Securities and Exchange Commission in connection with the Proxy Solicitation.

You agree that (i) you will promptly complete, execute and return the Questionnaire; (ii) your responses in the Questionnaire will be true, complete and correct in all respects; and (iii) you will provide any additional information as may be requested by the undersigned. In addition, you agree that, concurrently with your execution of this letter, you will execute and return the enclosed instrument confirming that you consent to being nominated for election as a director of the Company and, if elected, consent to serving as a director of the Company. Upon being notified that we have chosen you, we may forward your consent and your completed Questionnaire (or summary thereof) to the Company, and we may at any time, in our discretion, disclose such information, as well as the existence and contents of this letter. Furthermore, you understand that we may elect, at our expense, to conduct a background and reference check on you and you agree to complete and execute any necessary authorization forms or other documents required in connection therewith.

You further agree that (i) you will treat confidentially all information relating to the Proxy Solicitation which is non-public, confidential or proprietary in nature; (ii) neither you nor any of your affiliates will acquire or dispose of any securities of the Company without the prior approval of the undersigned, which approval shall not be unreasonably withheld or delayed; (iii) you will not issue, publish or otherwise make any public statement or any other form of communication relating to the Company or the Proxy Solicitation without the prior approval of the undersigned; and (iv) you will not agree to serve, or agree to be nominated to stand for election by the Company or any other stockholder of the Company (other than the undersigned), as a director of the Company without the prior approval of the undersigned.

The undersigned agrees on behalf of the Soliciting Party that the undersigned will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof, (i) relating to your role as a nominee for director of the Company on the Slate, or (ii) otherwise arising from or in connection with or relating to the Proxy Solicitation. Your right of indemnification hereunder shall continue after the delivery of proxies to the Company pursuant to the Proxy Solicitation (the “Delivery”) has taken place but only for events that occurred prior to the Delivery and subsequent to the date hereof. Anything to the contrary herein notwithstanding, the undersigned is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate or for any actions taken by you as a director of the Company, if you are so elected or appointed.

Nothing herein shall be construed to provide you with indemnification (i) if you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitation, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you acted in a manner that constitutes gross negligence or willful misconduct; or (iii) if you provided false or misleading information, or omitted material information, in the Questionnaire or otherwise in connection with the Proxy Solicitation. You shall promptly notify the undersigned in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims. In addition, upon your delivery of notice with respect to any such claim, the undersigned shall have the option, at any time, to assume control of the defense of such claim with counsel chosen by the undersigned. The undersigned shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, the undersigned may not enter into any settlement of any such claim without your consent unless such settlement includes (i) no admission of liability or guilt by you and (ii) a release of you from any and all liability in respect of such claim.

Each of us recognizes that should you be elected to the Board of Directors of the Company, all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to the Company and to the stockholders of the Company and, as a result, that there is, and can be, no agreement between you and the undersigned that governs the decisions which you will make as a director of the Company.

This agreement shall automatically terminate on the earliest to occur of (i) the conclusion of the Company’s next annual or special meeting of shareholders, as applicable (regardless of the outcome); (ii) your election or appointment to the Board of Directors of the Company; or (iii) our communication to you of our intent not to proceed with the Proxy Solicitation.

This letter sets forth the entire agreement between the undersigned and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by the undersigned and you. This letter shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Very truly yours,

TRF MASTER FUND (CAYMAN) LP

Water Investment Advisors (Cayman), Ltd., its General Partner

Name: Marc Robert
Title: Chief Operating Officer

WAM-Paa, LP

WAM-Paa GP LLC, its General Partner

Name: Marc Robert
Title: Managing Member

Agreed to and Accepted

as of the date set forth above:

By:

Name: [Nominee]